Exhibit 1


                                 GPC Biotech AG

                               Planegg/Martinsried
            - German Securities Identification Number (WKN) 585 150 -
                              - ISIN DE0005851505 -
                               - CUSIP 38386P108 -


                                We hereby invite

                      our distinguished shareholders to the

                 Annual Shareholders Meeting of GPC Biotech AG*

on Tuesday, August 31, 2004, at 10:00 a.m. in the Artists' House Munich (Kunstlerhaus Munchen) located at Lenbachplatz 8, 80333 Munich.


Agenda

Item 1

Presentation of the approved annual financial statements, with the management report for GPC Biotech AG and for the consolidated group for the 2003 fiscal year, together with the report of the Supervisory Board, as well as presentation of the approved consolidated financial statements

Item 2

Resolution regarding the discharge of Management Board members from liability (Entlastung) for their actions during the 2003 fiscal year

The Supervisory Board and the Management Board propose that the members of the Management Board be discharged from liability for their actions during the 2003 fiscal year.

Item 3

Resolution regarding the discharge of the Supervisory Board members from liability (Entlastung) for their actions during the 2003 fiscal year

The Supervisory Board and the Management Board propose that the members of the Supervisory Board be discharged from liability for their actions during the 2003 fiscal year.

Item 4

Resolution regarding the appointment of the auditor for the 2004 fiscal year

The Supervisory Board proposes that the auditing firm of Ernst & Young AG, Wirtschaftsprufungsgesellschaft, Arnulfstra(beta)e 126, 80636 Munich be appointed as auditors for the 2004 fiscal year.


Item 5


* The German language version of this invitation is the only legally binding version. The English translation is provided for convenience only.

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Resolution regarding the election of a new Supervisory Board member

Dr. Helmut Schuhsler resigned from the Supervisory Board as of December 31, 2003, and, as a result, a new Supervisory Board member must be elected.

The composition of the Supervisory Board is governed by Section 96 Para. 1 last sub-clause of the German Stock Corporation Act (Aktiengesetz). The Shareholders Meeting is not bound by election proposals.


The Supervisory Board proposes that,

Mr. James M. Frates,
Chief Financial Officer of Alkermes Inc.,
Cambridge (USA)

be elected to the Supervisory Board, effective as of the end of this Shareholders Meeting, until the end of the Annual Shareholders Meeting that resolves upon the discharge from liability for actions during the fiscal year ending on December 31, 2005.

Mr. James M. Frates holds no memberships on any supervisory boards or comparable bodies of German or foreign companies.


Item 6

Resolution regarding new rules for the cash remuneration of members of the Supervisory Board

The Management Board and Supervisory Board propose that the following be resolved:

The cash remuneration of the Supervisory Board resolved by the Shareholders Meeting on May 21, 2003 under Item 5, Number 2 will be rescinded effective as of the end of this Shareholders Meeting, and the members of the Supervisory Board shall receive the following cash remuneration from then on:

The chairman of the Supervisory Board shall receive an annual remuneration in an amount of (euro)40,000, the deputy chairman of the Supervisory Board shall receive an annual remuneration in an amount of (euro)30,000, and each additional member shall receive an annual remuneration in an amount of (euro)20,000, in each case plus expenses and any value-added tax that may be imposed.

For their activity as chairman on one or more committees, the members of the Supervisory Board shall receive an additional annual remuneration in an amount of (euro)20,000, and for their activity as a member on one or more committees, the members of the Supervisory Board shall receive an additional annual remuneration in an amount of (euro)12,500, in each case plus any value-added tax that may be imposed.

Notwithstanding the foregoing, the chairman of the audit committee shall receive an additional annual remuneration in an amount of (euro)40,000 and members of the audit committee shall receive an additional annual remuneration in an amount of (euro)25,000. The members of the


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Supervisory Board who serve on the audit committee shall not receive any additional remuneration for their activity in any other committees.

The remuneration shall be paid out at the end of each fiscal year. Supervisory Board members, who were not in office during the entire fiscal year, shall receive one-twelfth of the remuneration for every commenced month of their activity.

For participating in the regular meetings of the Supervisory Board, the chairman of the Supervisory Board shall receive an additional (euro)5,000 for each meeting, the deputy chairman of the Supervisory Board (euro)3,750 for each meeting, and each additional member an additional (euro)2,500 for each meeting, in each case plus any value-added tax that may be imposed. Members who participate in these meetings by telephone shall receive one-half of the full amount in each case.

Item 7

Resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies and executives (Fuhrungskrafte) of the Company and its affiliated subsidiary companies (nachgeordnete verbundene Unternehmen) in Germany and abroad; amendment of the Articles of Association

The Management Board and Supervisory Board propose that the following be resolved:

1.       Authorization to issue convertible bonds

         The Management Board is authorized until August 31, 2009, to issue convertible bonds in an aggregate nominal amount of up to
         (euro)950,000, divided in up to 950,000 convertible debentures with a nominal value of (euro)1.-- each (each a "Convertible Debenture") with a maximum term of ten years to members of the management bodies and executives of the Company and affiliated subsidiary companies in Germany and abroad (the "Eligible Persons"). To the extent that Convertible Debentures are to be issued to members of the Company's Management Board, the Supervisory Board alone shall be so authorized. Each Convertible Debenture shall entitle its holder to conversion into one ordinary bearer share with no par value of the Company (the "GPCB Shares") pursuant to the terms hereinafter set forth. The Convertible Debentures shall be issued at their nominal value.

         The Convertible Debentures may be offered to the Eligible Persons for subscription during the last 15 working days of each calendar month. The Convertible Debentures may be issued only to the Eligible Persons or to a credit institution under the condition to transfer them to the Eligible Persons prior to the expiration of the waiting period. Existing shareholders' statutory subscription right (Bezugsrecht) to the Convertible Debentures is excluded.

         The conversion rights may be exercised for the first time after the expiration of the waiting period. The waiting period commences on the date on which the Convertible Debentures are issued and ends on the second anniversary of the date of their issuance. After the expiration of the waiting period, 50% of the conversion rights from the Convertible Debentures issued in a single tranche may be exercised, and an additional 25% of the conversion rights from the Convertible Debentures that were


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         issued in a single tranche may be exercised from the third and fourth anniversary of the date of their issuance, respectively. If the aforementioned percentages do not correspond to a whole number of Convertible Debentures, each percentage shall be rounded down to the next smaller whole number. After the expiration of the waiting period and subject (i) to the above restrictions and (ii) any additional mandatory legal provisions, the exercise of the conversion rights shall be permitted until the end of their term on any banking day in Frankfurt am Main. The terms and conditions of the bonds may provide for additional exercise conditions. Conversion rights, which have not been exercised by the end of the term, shall expire without replacement or compensation.

         A premium shall be paid upon exercising the conversion rights. The premium for each GPCB Share, which is to be subscribed based on the conversion, shall amount to 100% of the conversion price to be determined as hereinafter specified, minus (euro)1.--.

         The conversion price for the Convertible Debentures shall be the average closing price of the GPCB Shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the issuance of the Convertible Debentures, provided, however, that the conversion price shall at least amount to the proportionate amount of the share capital allocable to one GPCB Share.

         The conversion rights may only be exercised if the Closing Price develops better than a reference index. The reference index shall be the Prime IG Biotechnology Index of the Frankfurt Stock Exchange (the "Price Index").

         The Price Index and the Closing Price on the date on which the Convertible Debentures are issued shall serve as the starting point for the performance measurement. The Convertible Debentures may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the subscription rights.

         The Convertible Debentures are not transferable. Special arrangements may be made in respect of death, retirement, as well as other special exit cases, including the disposal of affiliated subsidiary companies in Germany and abroad or of business operations of the GPC Biotech Group.

         The GPCB Shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.

         The details of the additional conversion conditions shall be determined by the Management Board and, in respect of Convertible Debentures issued to members of the Management Board, by the Supervisory Board. These details include in particular the interest rate, provisions pertaining to the granting of Convertible Debentures and the related procedure, the granting of Convertible Debentures to individual Eligible Persons, determining causes for termination in the Company's interest and governing the individual termination details, determining the issuance date within the relevant issuance period as well as provisions pertaining to the treatment of conversion rights


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         in special cases, particularly in cases of retirement, death, or disposal of a company or business operation from the GPC Biotech Group. The conversion conditions may provide for additional rules pertaining to the ability to exercise the conversion rights for the first time, particularly in cases where the employment relationship is temporarily suspended. The conversion conditions may also stipulate that the Company shall be authorized to pay out the value of the shares net of the premium or that, to the extent permissible, shares held by the company in treasury or those acquired for this purpose shall be delivered.

2.       Creation of an additional conditional capital

         The Company's share capital shall be conditionally increased by up to
         (euro)950,000 against issuance of up to 950,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting conversion rights to members of the management bodies and executives of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under Item 7, Number 1. The conditional capital increase shall be implemented only to the extent that the holders of conversion rights exercise their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.

         The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board shall be authorized to determine the additional details of the implementation of the conditional capital increase.

         The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new Paragraph 4 h:

                  "The Company's share capital is conditionally increased by up to (euro)950,000 against issuance of up to 950,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting conversion rights to members of the management bodies and executives of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of August 31, 2004 under Item 7, Number
                  1. The conditional capital increase shall be implemented only to the extent that the holders of conversion rights make use of their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of conversion rights.


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                  The Management Board and, to the extent that the Management
                  Board itself is affected, the Supervisory Board is authorized to determine the additional details of the implementation of the conditional capital increase."


Item 8

Resolution regarding the issuance of stock options to members of the management bodies as well as to employees of the Company and affiliated subsidiary companies in Germany and abroad (2004 Stock Option Plan), the creation of an additional conditional capital; amendment of the Articles of Association

A new 2004 Stock Option Plan shall be adopted and a new conditional capital shall be created in order to be able to grant stock options to members of the management bodies as well as to employees of the Company and of affiliated companies in Germany and abroad.

The Management Board and Supervisory Board therefore propose that the following be resolved:

1.       Authorization to grant of stock options

         The Management Board is authorized until August 31, 2009, to grant to members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad stock options once, several times, or - in case of an expiration of granted stock options through termination or for other reasons - repeatedly for the subscription of up to 850,000 new ordinary bearer shares of the Company with no par value pursuant to the following conditions. To the extent that stock options are to be issued to members of the Management Board, the Supervisory Board shall be so authorized instead of the Management Board.

         The Management Board of the Company may elect, in consultation with the Supervisory Board, whether the no-par value shares required to satisfy the exercised stock options shall be provided using the conditional capital to be created for this purpose by this Shareholders Meeting pursuant to Item 8 Number 2 below or - subject to an authorization by the Shareholders Meeting - using Company owned shares.

         a)     Groups of Eligible Persons:

                The option rights may be issued to the following groups of Eligible Persons:

                - 500,000 options to members of management bodies of the Company and of affiliated subsidiary companies in Germany and abroad; and

                - 350,000 options to employees of the Company and of affiliated subsidiary companies in Germany and abroad.

                The details of the offering shall be determined by the Management Board and, to the extent that the Management Board itself is affected, by the Supervisory Board.

                The stock options are generally not transferable, unless they are transferred to a credit institution to be nominated by the Company after the expiration of the


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                two-year waiting period pursuant to Section 193 Para. 2 No.
                4 of the German Stock Corporation Act.

         b)     Subscription price:

                Each stock option entitles its holder to subscribe for one ordinary bearer share of the Company with no par value (the "GPCB Shares") pursuant to the option terms and conditions to be determined. The subscription price to be paid for the subscription of one no-par value share upon exercising the stock option shall be the average of the closing prices of the GPCB Shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options, provided, however, that the conversion price shall at least amount to the proportionate amount of the share capital allocable to one GPCB Share. The subscription price shall be adjusted pursuant to the more detailed option terms and conditions if the Company implements capital measures or establishes conversion or subscription rights during the term of the stock options. The adjustment shall ensure the equivalence of the subscription price and the exercise threshold after the consummation of such measures and their related effects on the stock market price.

         c)     Acquisition periods, term:

                The stock options may be offered to the Eligible Persons during the last fifteen working days of each calendar month (acquisition period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act).

                The term of the stock options to be issued may amount to up to ten years after the date on which the subscription rights are granted. The option rights shall expire after the end of the term without replacement or compensation.

         d)     Waiting period:

                The earliest date, on which Eligible Persons may exercise the stock options pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act is two years after the respective subscription rights were granted.

         e)     Exercise period:

                Stock options may not be exercised from the date on which the Company submits an offer to its shareholders for the subscription of new shares or convertible bonds with conversion or option rights by written notice to all shareholders or through an announcement in the publications named in the Company's Articles of Association or in a mandatory stock exchange publication of the Frankfurt Stock Exchange until the end of the last day of the subscription period.

                The stock options may also only be exercised during a period of four weeks after the publication of the quarterly reports and the annual financial statements, respectively (exercise period pursuant to Section 193 Para. 2 No. 4


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                of the German Stock Corporation Act). Any exercise of the stock options from December 24 until December 31 of each calendar year is generally excluded.

                The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board shall be entitled to further restrict the exercise period.

         f)     Performance goals:

                Notwithstanding lit. d) and e), the stock options may only be exercised if the Closing Price develops better than a reference index (performance goal pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act).

                Reference index shall be the Prime IG Biotechnology Index of the Frankfurt Stock Exchange (the "Price Index").

                The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for the performance measurement. The stock options may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the stock options.

         g)     Further provisions

                The Management Board of the Company and, to the extent that the Management Board itself is affected, the Supervisory Board shall be authorized to determine the further details of the option terms and conditions as well as the issuance and characteristics of the subscribed shares.

                This shall include in particular:

                - details regarding the implementation of the program as well as the methods of granting and exercising of the stock options and also the provision of the subscribed shares in accordance with the stock exchange admission rules;

                - rules pertaining to the treatment of option rights in special cases (e.g. third-party takeover of the Company, death or maternity/paternity leave of the Eligible Persons);

                - to determine causes for termination in the interest of the Company and to set detailed rules for methods of termination;

                - any changes to the program that may become necessary due to changed general conditions.

         h)     Reporting obligation of the Management Board

                The Management Board shall report about the granting of stock options and the exercise of stock options granted to the Eligible Persons in this context for each fiscal year in compliance with applicable statutory provisions in the respective notes to the annual financial statements or in the annual report


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                                      -9-


                (Section 285 sentence 9 a of the German Commercial Code (HGB);
                Section 160 Para. 1 sentence 5 of the German Stock Corporation
                Act).

2.       Creation of an additional conditional capital

         The Company's share capital shall be conditionally increased by up to
         (euro)850,000 against issuance of up to 850,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting stock options to members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under Item 8, Number 1. The conditional capital increase shall be implemented only to the extent that the holders of stock options exercise their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of stock grants.

         The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board shall be authorized to determine the additional details of the implementation of the conditional capital increase.

         The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph 4 i:

                  "The Company's share capital is conditionally increased by up to (euro)850,000 against issuance of up to 850,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting stock options to members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of August 31, 2004 under Item 8, Number 1. The conditional capital increase shall be implemented only to the extent that the holders of stock options make use of their rights. The shares shall participate in the profits - to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting - from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of stock options.

                  The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board is authorized to determine the additional details of the implementation of the conditional capital increase.

                  The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital."



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Item 9

Resolution regarding the creation of a new Authorized Capital I/2004; amendment of the Articles of Association

Based on the authorizations by the Shareholders Meeting of May 12, 1999, (Item 8 of the Agenda) and May 3, 2000, (Item 10.1 of the Agenda), the Company has granted stock options to members of the Management Board, members of the management bodies of subsidiaries (Tochtergesellschaften), employees of the Company and advisors and, based on the authorization by the extraordinary Shareholders Meeting of March 3, 2000, (Item 3 of the Agenda), stock options to holders of options and warrants of the former Mitotix, Inc. and to former shareholders of Mitotix, Inc. These stock grants are covered by the authorized capital created by the Shareholders Meeting on May 3, 2000, under Item 11 of the Agenda (Section 5(5) of the Company's Articles of Association). This authorized capital expires on April 30, 2005. It is therefore necessary to create a new authorized capital ("Authorized Capital I/2004") in order to be able to service in the future the outstanding stock option grants based on the aforementioned authorizations.

The Management Board and the Supervisory Board therefore propose that the following be resolved:

1.       Creation of a new Authorized Capital I/2004

         The Management Board shall be authorized to increase the Company's share capital until August 31, 2009, with the consent of the Supervisory Board once or several times by issuing up to 1,600,000 new ordinary bearer shares with no par value against cash contribution by a total of up to (euro)1,600,000 ("Authorized Capital I/2004").

         The Management Board is additionally authorized, with the consent of the Supervisory Board, to exclude existing shareholders' statutory subscription right once or several times,

         - to the extent necessary to grant stock options to holders entitled under stock options, which were issued based on the authorization by the Shareholders Meeting of May 12, 1999, (Item 8 of the Agenda) and May 3, 2000, (Item 10.1 of the Agenda) to members of the Management Board, members of the management bodies of subsidiaries, employees of the Company and advisors; and

         - to the extent necessary to grant stock options to holder of options and warrants of the former Mitotix, Inc. and to former shareholders of Mitotix Inc. based on the authorization by the extraordinary Shareholders Meeting of March 3, 2000, (Item 3 of the Agenda).

         The Management Board shall be authorized, with the consent of the Supervisory Board - and to the extent that the Management Board itself is affected, the Supervisory Board alone - to determine the additional terms and conditions of the share issuance under stock corporation law.

         When issuing new shares, profit participation rules differing from
         Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.


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                                      -11-


         The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital I/2004.

2. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph 7:

                  "The Management Board is authorized to increase the Company's share capital until August 31, 2009, with the consent of the Supervisory Board once or several times by issuing up to 1,600,000 new ordinary bearer shares with no par value against cash contribution by a total of up to (euro)1,600,000 ("Authorized Capital I/2004").

                  The Management Board is also authorized, with the consent of the Supervisory Board, to exclude existing shareholders' statutory subscription right once or several times,

                  - to the extent necessary to grant stock options to holders entitled under stock options, which were issued based on the authorization by the Shareholders Meeting of May 12, 1999, (Item 8 of the Agenda) and May 3, 2000, (Item 10.1 of the Agenda) to members of the Management Board, members of the management of subsidiaries, employees of the Company and advisors; and

                  - to the extent necessary to grant stock options to holders of options and warrants of the former Mitotix, Inc. and to former shareholders of Mitotix Inc. based on the authorization by the extraordinary Shareholders Meeting of March 3, 2000, (Item 3 of the Agenda).

                  The Management Board is authorized, with the consent of the Supervisory Board - and to the extent that the Management Board itself is affected, the Supervisory Board alone - to determine the additional terms and conditions of the share issuance under stock corporation law.

                  When issuing new shares, profit participation rules differing from Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

                  The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital I/2004."

Item 10

Resolution regarding the creation of a new Authorized Capital II/2004; amendment of the Articles of Association

1.       Creation of a new Authorized Capital II/2004

         The Management Board shall be authorized to increase the Company's share capital until August 31, 2009, with the consent of the Supervisory Board, once or several times by up to a total of
         (euro)9,900,000 by issuing up to 9,900,000 new ordinary bearer


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                                      -12-


         shares with no par value against contribution in cash and/or in kind ("Authorized Capital II/2004").

         The Management Board shall be authorized to exclude existing shareholders' statutory subscription right with the consent of the Supervisory Board once or several times,

         -   if the new shares are issued against contributions in kind;

         - for the purpose of introducing the Company's stock to a foreign stock exchange or to broaden the presence on foreign financial markets, and in this context also for covering any over-allotment option granted to the underwriting banks; and

         - in the case of a capital increase against cash contributions if the issue price is not materially below the stock market price; however, this authorization shall only apply, provided that the shares issued under exclusion of the subscription right pursuant to
             Section 186 Para. 3 sentence 4 of the German Stock Corporation Act do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is exercised, and only to the extent that as of August 31, 2004 no use has been made of the authorization to issue shares and convertible bonds in accordance with Items 5 and 8 of the Agenda of the Shareholders' Meeting of June 11, 2002 pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act and excluding existing shareholders' subscription rights; and

         - in order to exclude any fractional amounts from the subscription right.

         The Management Board shall be authorized, with the consent of the Supervisory Board, to determine the additional terms and conditions of the share issuance under stock corporation law.

         When issuing new shares, profit participation rules differing from
         Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

         The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital II/2004.

2. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph 8:

                  "The Management Board is authorized to increase the Company's share capital until August 31, 2009, with the consent of the Supervisory Board, once or several times by up to a total of
                  (euro)9,900,000 by issuing up to 9,900,000 new ordinary bearer shares with no par value against contribution in cash and/or in kind ("Authorized Capital II/2004").

                  The Management Board is authorized to exclude existing shareholders' statutory subscription right with the consent of the Supervisory Board once or several times,

                  - if the new shares are issued against contribution in kind;

                  - for the purpose of introducing the Company's stock to a foreign stock exchange or to broaden the presence on foreign financial markets, and in this context also for covering any over-allotment option granted to the underwriting banks; and

                  - in the case of a capital increase against cash contributions if the issue price is not materially below the stock market price; however, this authorization shall only apply, provided that the shares issued under exclusion of the subscription right pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is exercised, and only to the extent that as of August 31, 2004 no use has been made of the authorization to issue shares and convertible bonds in accordance with Items 5 and 8 of the Agenda of the Shareholders Meeting of June 11, 2002 pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act and excluding existing shareholders' subscription rights; and

                  - in order to exclude any fractional amounts from the subscription right.

                  The Management Board is authorized, with the consent of the Supervisory Board, to determine the additional terms and conditions of the share issuance under stock corporation law.

                  When issuing new shares, profit participation rules differing from Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

                  The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital II/2004."

Reports of the Management Board to the Shareholders Meeting with respect to Items 7, 8, 9, and 10 of the Agenda

We herewith report to the Shareholders Meeting on Items 7, 8, 9, and 10 of the Agenda as follows:

Report on Item 7 of the Agenda pursuant to Section 221 Para. 4 sentence 2 in connection with Section 186 Para. 4 sentence 2 of the German Stock Corporation Act

Members of the management bodies and executives of the Company and of affiliated subsidiary companies in Germany and abroad are meant to participate in a success-oriented remuneration system in the form of convertible bonds.

With regard to our U.S. orientation, the establishment of an employee participation program is of extraordinary importance, particularly for qualified executives, in order to create a special performance incentive and in order to be able to retain committed employees in the GPC Biotech Group on a long-term basis.

The issue price and conversion price of the new shares is the average of the closing prices of the Company's no-par value shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the issuance of the convertible bonds, and therefore corresponds to the then current market price. In order to be able to convert the convertible bonds, the persons entitled to conversion must pay the conversion price per share minus (euro)1.--, which has already been paid in as the nominal amount when the convertible bonds were issued. After the expiration of a two-year waiting period, 50% of the convertible bonds, and from each of the third and fourth anniversary of the date of their issuance, an additional 25% of the conversion rights may be exercised.

The conversion rights may only be exercised if the Closing Price has developed better than a reference index. The reference index is the Prime IG Biotechnology Index of the Frankfurt Stock Exchange (the "Price Index").

The Price Index as well as the Closing Price on the date on which the convertible bonds are issued shall serve as the starting point for the performance measurement. The convertible bonds may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the conversion rights.

The conversion price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase of the share price compared with the Price Index (so-called relative performance). The industry-related Price Index was selected because it takes into account the characteristics of the biotechnology industry, in which the Company operates. The conversion rights may only be exercised if the Closing Price has developed better than the Price Index. Linking the conversion right to the Price Index prevents the exploitation of coincidental benefits resulting from a general bull market (so-called windfall profits). On the other hand, the link to the Price Index allows the conversion rights to retain their incentive effect even in a bear market.

The convertible bonds are not transferable. Special arrangements may be made in respect of death, retirement, as well as other special exit cases, including the disposal of subsidiary affiliated companies in Germany and abroad or business operations of the GPC Biotech Group.

Due to the fact that the value of the convertible bonds depends on the development of the share price, it is not possible to state the exact expense to the Company at the time of this report. We present below, however, a benchmark figure of the overall economic costs for the Company in the context of a model calculation:

Assuming that the issue price for the convertible bonds amounts to (euro)12.50 on the issue date, an application of the Black-Scholes formula results in a market value of (euro) 8.06 for each convertible bond. We explicitly point out that this is only a model calculation and that the assumed underlying issue price does not reflect the future development of the share price, but only constitutes an example in order to illustrate the potential overall costs of the program.

We also believe that the proposed remuneration, taking into account other alternative structures and also considering the specific advantages and disadvantages of issuing stock options in the form of convertible bonds, is suitable, required, and reasonable in order to ensure an adequate remuneration of the members of the management (including members of the Management Board) and executives.

It is not possible to tie the success-oriented remuneration to dividends, since the Company is not yet able to distribute profits. A success-oriented cash remuneration of the members of the management bodies and executives of the Company and of affiliated subsidiary companies in Germany and abroad, granting a claim against the Company, the amount of which would depend on the price increases achieved (so-called phantom stock plan) might be considered. This alternative would, however, lead to a loss of liquidity for the Company and to a higher burden for the shareholders so that this would not be a preferable alternative either. The same applies to tying cash remuneration to other key performance indicators such as e.g. sales or enterprise value based on DCF (Discounted Cash Flow) or based on the EVA (Economic Added Value) model, since these alternatives would also lead to use of liquid funds.

Furthermore, the advantages of issuing convertible bonds also outweigh the potential disadvantages of this kind of program. This success-dependent remuneration system is both liquidity preserving and significantly improves the Company's position when competing for internationally-renowned and highly-qualified members of the management bodies and executives.

We particularly believe that the so-called "dilution effect", i.e. a lower participation ratio of the existing shareholders as a consequence of the grant and exercise of the convertible bonds, respectively, is acceptable and constitutes only an immaterial disadvantage for the shareholders, since the maximum dilution amounts to less than 3.5%.

We do not see the danger of the share price being driven up speculatively in order to maximize the value of the convertible bonds both due to the relative exercise threshold and due to the professionalism of the members of the management, particularly of the Company's Management Board members, and of the executives. We assume an objective manner of working that is always oriented to the Company's success, which is not limited to short-term price increases. Also, when hiring new employees, we always look for a high degree of professionalism, the goal of which is primarily the long-term increase of the enterprise value.

The insider problem created by the exercise of the convertible bonds is minimized since the members of the management bodies and the executives have committed themselves to comply with the Company's internal insider regulations. This effectively prevents a violation of the prohibition of insider trading.

In summary, it should be noted that the advantages of the chosen success-oriented remuneration significantly outweigh its disadvantages so that it is suitable to achieve a long-term increase of the enterprise value.

Report on Item 8 of the Agenda

The issuance of stock options is still an important component of modern remuneration systems and internationally - particularly for companies operating in the biotechnology industry - very common. GPC Biotech has been offering this remuneration option to its committed employees and members of management bodies (including members of the Management Board) since 1998. As a globally operating enterprise, GPC Biotech has to continue to create this option for itself in order to be able to guarantee attractive employment conditions to the employees of the Company and of affiliated subsidiary companies in Germany and abroad compared with competitors.

Offering stock options is of particular importance because of our U.S. orientation in order to be able to compete with competitors in the U.S. who increasingly attempt to solicit employees away with large numbers of options.

In addition, the issuance of stock options is intended to retain committed employees on a long-term basis.

Furthermore, an equity component of compensation tends to direct the interest of employees towards the business strategy of the Company and to motivate them to work for an increase in the Company's value. In this way, the interests of the employees, just as the interests of the Company's shareholders, are directed towards an increase in the Company's value.

Therefore, the Management Board and the Supervisory Board propose, in the context of GPC Biotech AG's Stock Option Program 2004, it be authorized to grant stock options for up to 850,000 new ordinary bearer shares without par value in GPC Biotech AG, and that the conditional capital necessary for this end, in an amount of (euro) 850,000, be created. The issue price to be paid for subscribing to one no-par value share upon exercising the stock options corresponds to the average of the closing prices of the Company's no-par value shares in the XETRA closing auction (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options and therefore corresponds to the then current market price. Also, the exercise of the stock options after the expiration of the two-year waiting period (and subject to certain exercise periods) is permitted only if the Closing Price has developed better than a reference index.

The Prime IG Biotechnology Index of the Frankfurt Stock Exchange shall serve as the reference index (the "Price Index"). The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for the performance measurement. The stock options may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the stock options.

The conversion price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase of the share price compared with the Price Index (so-called relative performance). The industry-related Price Index was selected because it takes the characteristics of the biotechnology industry, in which the Company operates, into account. The subscription rights may only be exercised if the Closing Price has developed better than the Price Index. Linking the conversion price to the Price Index avoids the exploitation of coincidental benefits resulting from a general bull market (so-called windfall profits). On the other hand, the link to the Price Index makes it possible for the stock options to retain their incentive effect even in a bear market.

The Supervisory Board and the Management Board are convinced that the proposed stock option plan is particularly well suited in order to prevail in the ongoing competition for qualified personnel and to retain employees, contributing to a further increase of the Company's value in the interest of the Company and of the shareholders.

Report on Item 9 of the Agenda pursuant to Sections 203 Para. 2 sentence 2, 186 Para. 3 sentence 4, 186 Para. 4 sentence 2 of the German Stock Corporation Act

It should be possible to exclude existing subscription rights to the extent that shares are used to service stock options, which were already issued based on the authorizations by the Annual Shareholders Meetings of May 12, 1999, (item 8 of the agenda) and May 3, 2000, (item 10.1 of the agenda), as well as based on the authorization of the extraordinary Shareholders Meeting of March 3, 2000, to holders of options and warrants for shares of Mitotix, Inc. (today's GPC Biotech, Inc.) and to former shareholders of Mitotix Inc., each of whom has claims against the Company for the granting of shares as a result of the merger in March 2000.

The stock options were issued in order to guarantee attractive employment conditions to the employees of the Company and its U.S. subsidiary compared with the competition, particularly considering the U.S. orientation of the GPC Biotech Group and the market situation there.

The cornerstones of the Company's stock option plans are described in the aforementioned items of the agenda of the invitation to the respective Shareholders Meeting. The resolutions of the ordinary Shareholders Meetings of May 12, 1999, and of May 3, 2000, also provide for the ability of the Company to service the stock options using shares originating from an authorized capital.

The Management Board will report on each utilization of the authorized capital to the Shareholders Meeting.

Report on Item 10 of the Agenda pursuant to Sections 203 Para. 2 sentence 2, 186 Para. 3 sentence 4, 186 Para. 4 sentence 2 of the German Stock Corporation Act

The creation of a new authorized capital is aimed at keeping the management in a position to strengthen the Company's equity or to acquire businesses, individual business operations, equity participations in companies, new technologies, additional products, or product candidates against issuance of shares. The proposal for the resolution provides for an authorization to exclude existing shareholders' subscription rights, which generally exist when utilizing authorized capital, for certain purposes that are identified individually in the resolution proposal in accordance with applicable statutory rules.

The proposed authorization of the Management Board for the exclusion of the subscription right in the context of increases of the share capital against contributions in kind is to enable the Company to have shares of the Company available for acquisitions on short notice without making use of the stock market, particularly of businesses or equity participations, patents, licenses, and products. GPC Biotech AG competes globally; in the interest of its shareholders, it has to be able to act quickly and flexibly on the international and regional markets. This also includes the acquisition of businesses or equity participations, patents, licenses, and products in order to improve the competitive position. The international economic developments show that corporate mergers and the acquisition of businesses or equity participations often involve larger transactions, which are paid for with corresponding large consideration. The same applies to patents, licenses, and products. These can often not be fully paid for in cash without compromising the liquidity of one's own business. It can be observed that the consideration paid in this context is increasingly comprised of shares of the acquiring company. The authorization proposed here is to provide GPC Biotech AG with the necessary flexibility in order to be able to make use of upcoming opportunities for the acquisition of businesses or participations, patents, licenses, and products quickly and flexibly, to the extent that the selected business, patent, or product, or, the selected license can contribute to the Company's strategic development. The exclusion of the subscription right for the utilization of the Authorized Capital is to provide the Company with the opportunity to acquire businesses or equity participations, as well as patents, licenses, and products against delivery of new ordinary bearer shares with no par value of GPC Biotech AG. The proposed exclusion of existing shareholders' subscription rights in the case of contributions in kind takes account of this.

The authorization to exclude the subscription right for fractional amounts serves to provide a practicable subscription ratio regarding the amount of the respective capital increase. Without this exclusion of the subscription right, the technical implementation of the capital increase would be made more difficult, particularly in the case of a capital increase by a round number. The new shares created as free fractional shares as a consequence of the exclusion of existing shareholders' subscription rights are either realized through a sale on the stock exchange or in another way that is in the best interest of the Company.

The authorization of the management to exclude the subscription right in cases of capital increases against cash contributions is furthermore intended to serve the purpose of introducing the Company's shares on a foreign stock exchange or to broaden the presence on foreign financial markets. The subscription right is also to be excluded in this case in order to cover any over-allotment option granted to the underwriting banks involved. The exclusion of the subscription right guarantees a meaningful placement volume and the optimum utilization of the new shares. Based on a widely-held and international financing basis, the Company should be better protected against fluctuations on the capital markets. An international investor structure also creates higher market liquidity and facilitates the acquisition of business participations through share exchanges in the respective country where the shares are listed. In this context, the shares are to be widely placed and shall only be sold subject to maximum amounts for each individual investor.

The authorization to issue new shares against cash contributions with an exclusion of existing shareholders' subscription rights enables the Management Board, with the consent of the Supervisory Board, to exclude existing shareholders' subscription rights pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act. This is intended to enable the Management Board, with the consent of the Supervisory Board, to react to financing needs that may arise on short notice. Also, strategic equity participations by other companies in GPC Biotech AG is to be made possible. The proposal is within the limits of the statutory provisions and the shareholders' economic and voting interests are reasonably protected. The authorization is limited to a maximum of 10% of the share capital. The shareholders' dilution protection is taken into account through the commitment to place the new shares near the stock market price. When making use of the authorization, the Management Board will endeavor to achieve a placement of the new shares that has little effect on the market. The shareholders always have the possibility to maintain their percentage ownership by acquiring the necessary number of shares on the stock exchange.

The Management Board will report to the Shareholders Meeting about any utilization of the authorized capital.

Broadcast of the Shareholders Meeting

The speeches of the chairman of the Supervisory Board as well as of the members of the Management Board will be recorded on the day of the Shareholders Meeting and may be viewed after the Shareholders Meeting on the Internet on the Company's website (www.gpc-biotech.com).

Participation in the Shareholders Meeting

Pursuant to Section 17 of the Company's Articles of Association, those shareholders are entitled to participate in the Shareholders Meeting and cast votes, who deposit their shares with the Company's treasury, a German notary, a securities clearing and depositing bank, or with the following depository agent during normal business hours and leave them there until the end of the Shareholders Meeting:

                        Deutsche Bank Aktiengesellschaft

The deposit must be effected no later than August 24, 2004.

The deposit shall also be deemed effected with one of the aforementioned agents if, with the consent of the depositary agent, shares are held by a bank in a blocked securities account for the benefit of such depository agent until the end of the Shareholders Meeting.

In case of a deposit with a German notary, a securities clearing and depositing bank, or the aforementioned depository agent, the certificate to be issued in this regard shall be submitted to the Company no later than August 25, 2004.

The Company hereby notifies the shareholders that they may also arrange to have their votes exercised in the Shareholders Meeting through a proxy, for example, through a bank or a shareholders association.

The Company offers its shareholders as a special service the ability to authorize prior to the Shareholders Meeting voting proxies who are named by the Company and bound by instructions. The Management Board has appointed Mrs. Barbara Muller and Mr. Martin Brandle as voting proxies for exercising the shareholders' voting rights in accordance with their instructions.

If shareholders would like to have their voting rights exercised by the Company's voting proxies, they are asked to have the admission card to be requested through their respective depository bank issued under their own name and to send the original admission card to the voting proxy (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany). Furthermore, a power of attorney and voting instructions for the respective resolution proposals shall be sent to the voting proxy in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany) or by fax (0049(0)89/85652663). A form for issuing the instructions may be requested from the Company in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany), or by fax (0049(0)89/85652663), or downloaded from the Company's website (www.gpc-biotech.com).

We would like to ask you to direct inquiries pertaining to the Shareholders Meeting and counter-motions in respect of a proposal of the Management Board and Supervisory Board relating to specific Agenda Items pursuant to Section 126 Para. 1 of the German Stock Corporation Act to the following address:

GPC Biotech AG
Investor Relations
Fraunhoferstr. 20
82152 Martinsried
Germany

Fax: + 49 (0)89 - 85652663

Substantiated counter-motions in respect of the proposals of the Management Board and Supervisory Board relating to specific Agenda Items, which are received at the aforementioned address by midnight (CET) Wednesday, August 17, 2004, will be published after they are received under the URL www.gpc-biotech.com. Motions that are addressed differently will not be considered. Any comments of the management pertaining to the counter-motions will also be published after August 17, 2004 under the aforementioned URL.

We hereby point out the notification obligation pursuant to Sections 21 et seq. of the German Securities Trading Act and the legal consequence of the suspension of all rights arising from the shares in case of a breach of a notification obligation as stipulated under Section 28 of the German Securities Trading Act.

The documentation for the Shareholders Meeting referred to under Item 1 of the Agenda and all other legally required documents for the Shareholders Meeting are available for download on the Internet under the URL www.gpc-biotech.com and may be reviewed at the offices at the Company's registered seat and will also be sent to our shareholders upon request. The Shareholders Meeting will be held in German.


Martinsried, July 2004

GPC Biotech AG
The Management Board